Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer 216-621-6060

Jeff Linton

Senior Vice President – Corporate Communication

216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2012 First-Quarter Results

•	Results reflect strong operating fundamentals in all property types

•	Company initiates reporting of FFO (funds from operations)

CLEVELAND, Ohio – June 7, 2012 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO, EBDT, net earnings and revenues for the first quarter ended April 30, 2012.

FFO

As previously announced, Forest City is initiating reporting of FFO (funds from operations) and FFO per share, non-GAAP measures commonly used by publicly traded real estate investment trusts. The company intends to report both FFO measures, along with its historical EBDT measures through the 2012 fiscal year and transition to FFO and FFO per share as the primary measures thereafter. Included with this press release is a table illustrating the differences between FFO and EBDT, and reconciling these non-GAAP measures to net earnings, the most comparable GAAP measure.

First-quarter FFO was $89.2 million, compared with $97.6 million in the first quarter of 2011. On a fully diluted, per-share basis, first-quarter 2012 FFO was $0.42, compared with 2011 first quarter FFO of $0.48. For an explanation of FFO and FFO per share variances, see the section titled “Review of Results” in this news release.

EBDT

First-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $102.4 million, compared with 2011 first-quarter EBDT of $127.4 million. On a fully diluted, per-share basis, first-quarter 2012 EBDT was $0.48, compared with 2011 first quarter EBDT of $0.63.

Net Earnings

First-quarter net earnings attributable to Forest City Enterprises, Inc. were $22.8 million, compared with $46.3 million in the first quarter of 2011. After preferred dividends, net earnings attributable to Forest City Enterprises, Inc. common shareholders were $18.9 million, or $0.11 per share, for the quarter ended April 30, 2012, compared with $42.5 million, or $0.23 per share, in the first quarter of 2011. All per share amounts are on a fully diluted basis. The year-over-year variance in net earnings is primarily attributable to decreased gains on property sales and joint ventures in 2012, compared with the prior year, as well as the factors impacting FFO and EBDT, as described below under “Review of Results.”

Revenues

First-quarter 2012 consolidated revenues from real estate operations were $296.7 million, compared with $304.2 million last year.

Review of Results

Exhibits illustrating factors impacting first-quarter 2012 FFO and EBDT, compared with results for the comparable period in 2011, are available on the Investor Relations page of the company’s web site: www.forestcity.net, and are included in the company’s first-quarter 2012 Supplemental Package furnished to the SEC.

For the three months ended April 30, 2012, total FFO was $89.2 million, compared with $97.6 million for the three months ended April 30, 2011. Factors contributing to the quarter-over-quarter variance include the following:

First-quarter 2012 pre-tax FFO from the company’s combined Commercial and Residential Segments (also referred to as the rental properties portfolio) decreased by $5.9 million, compared with the first quarter of 2011. This was primarily due to decreased income recognized from state and federal Historic Preservation and New Market tax credits of $6.3 million, decreased FFO on the sale of land to the Cleveland casino developer in 2012 compared to 2011 of $6.1 million, and reduced FFO from properties sold or joint ventured of $5.6 million. These decreases were partially offset by increased net operating income (NOI) on the mature portfolio of $6.9 million, decreased interest expense on the mature portfolio of $3.6 million, increased FFO from the change in fair market value of derivatives between the comparable periods which were marked to market through interest expense of $3.6 million, and increased FFO of $2.6 million related to adjustments to recognize rental revenues and rental expenses using the straight-line method.

FFO from the company’s Land Segment increased $1.4 million, compared with the first quarter of 2011, primarily due to 2011 impairment charges on Land Group projects.

In the Nets Segment, FFO decreased $6.7 million, compared with the first quarter of 2011, due to the increase in the company’s allocated losses.

Corporate pre-tax FFO increased $2.2 million in the first quarter of 2012, primarily due to decreased professional fees associated with strategic planning and process improvement initiatives and other general corporate expenses.

Finally, FFO was favorably impacted by a smaller tax expense of $526,000 compared with the prior year’s first quarter.

Many of the same factors impacting FFO also impacted the quarter-over-quarter variance in EBDT. A full description of factors impacting EBDT for the quarter is included in the company’s first-quarter 2012 Supplemental Package furnished to the SEC and available on the company’s website.

NOI, Occupancies and Rent

Overall comparable property NOI increased 4.8 percent during the first quarter, compared with the same period in 2011, with increases of 11.0 percent in apartments, 3.2 percent in office and 3.0 percent in retail.

Comparable property NOI, defined as NOI from properties operated in the three months ended April 30, 2012 and 2011, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.

Comparable office occupancies increased to 91.5 percent in the first quarter, compared with 91.0 percent in the same period last year. At April 30, 2012, comparable retail occupancies were flat at 91.1 percent, compared with the first quarter of 2011, and regional mall sales averaged $456 per square foot on a rolling 12-month basis, up from $411 per square foot for the 12 months ended April 30, 2011. Sales in the company’s comparable regional malls increased 7.5 percent, compared with the first quarter of 2011.

In the residential portfolio, comparable average occupancies for the three months ended April 30, 2012, were 94.9 percent, up from 94.6 percent last year. Average monthly residential rents for the company’s comparable apartments rose to $1,179 in the first quarter, a 5.0 percent increase compared with $1,123 at April 30, 2011. Comparable average rents in the company’s core markets were $1,529, a 5.6 percent increase from $1,448 in the first quarter of 2011.

Commentary

“Our operating results clearly demonstrate the strength of the rental properties portfolio and the underlying solid real estate fundamentals in our core products and markets,” said David J. LaRue, Forest City president and chief executive officer. “Top-line, quarter-over-quarter comparisons reflect the impact of a number of non-recurring and non-operating items, as well as our program of strategic asset sales and joint ventures. Overall, we’re very pleased with results for the quarter.

“We achieved increased comparable property net operating income across all major property types, including a third consecutive quarter of double-digit gains in apartments. In retail, our regional malls achieved solid gains in rolling 12-month sales per square foot and in comparable mall sales. In addition, occupancy results continued to show strength, with upticks in both office and apartments.

“With the implementation of our new 2012-2015 strategic plan, we are focused on three fundamental value-creation drivers: maximizing efficiency through operational excellence across the company, further reducing risk by continuing to improve our balance sheet, and fueling future growth both from within our portfolio and from new development by activating existing entitlement in core markets and core products. We believe these drivers are key to achieving and sustaining superior value creation for all of our stakeholders.”

Debt Maturities, Financing Activity and Liquidity

Since January 31, 2012, the Company has addressed, through closed loans and committed financings, $265.6 million at full consolidation ($300.4 million at its pro-rata share) of the $1.2 billion ($1.4 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2012. Additionally, the Company addressed $104.2 million ($88.0 million at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company pursues a strategy of using nonrecourse mortgage debt at the property level. The Company continued to successfully lower its average cost of mortgage debt; fixed-rate debt decreased from 5.85 percent to 5.67 percent and variable rate mortgage debt decreased from 2.92 percent to 2.60 percent from April 30, 2011 to April 30, 2012 respectively. The Company has pursued a strategy of fixing its mortgage debt through long-term financings, taking advantage of historically low interest rates. The proportion of fixed-rate debt increased to 79 percent at April 30, 2012 from 69 percent at April 30, 2011. The increase in the proportion of fixed-rate debt resulted in a modest increase in the company’s weighted-average cost of nonrecourse debt to 5.02 percent from 4.95 percent at April 30, 2011.

At April 30, 2012, the company had $336.7 million ($287.7 million at full consolidation) in cash on its balance sheet and $383.7 million of available capacity on its revolving line of credit.

Openings and Projects Under Construction

During the first quarter, Forest City opened The Aster Town Center apartment community at Stapleton in Denver. The project is expected to include 220 units upon completion of future phases. The first phase of 85 units is currently 42 percent leased.

Also in the first quarter, the company brought final penthouse units to market for Foundry Lofts, a 170-unit, adaptive reuse apartment property at The Yards mixed-use project In Washington, D.C. The property is currently 97 percent leased.

Lease-up continues at 8 Spruce Street, the Frank Gehry-designed apartment tower in Lower Manhattan. Currently, 79 percent of the 899 units at completion have been leased. A total of 871 units have been brought to market, and build-out of the remaining upper-floor and penthouse units is in final stages.

At Westchester’s Ridge Hill in Yonkers, New York, anchor Lord & Taylor opened its new, 80,000-square-foot, full-line store in April. In May, Merlin Entertainments announced plans for a 34,000-square-foot LEGOLAND Discovery Center at the center, with construction expected to begin in July. Overall, Westchester’s Ridge Hill is currently 60 percent leased. Excluding a stand-alone parcel on the south end of the site, which is intended for a future retail tenant, the remaining retail and office space is 68 percent leased.

Construction is nearing completion at the Barclays Center arena at Atlantic Yards in Brooklyn, in preparation for the grand opening in September 2012. Approximately 70 percent of forecasted contractually obligated revenues for the arena are currently under contract. Response to recently announced events at the arena has been enthusiastic, and event ticket sales are on pace with the company’s expectations.

At the end of the first quarter, the company had five projects under construction, representing a total cost of $1.1 billion ($435.7 million at the company’s pro-rata share). In addition to the Barclays Center arena, these also included:

•	Botanica Eastbridge, a 118-unit apartment community at Stapleton in Denver, which is expected to open in the second quarter of 2012.
•

Boilermaker Shops, an adaptive reuse property that will include 40,000 square feet of ground-level retail and mezzanine office space at The Yards in Washington, D.C. The project is expected to open in the third quarter of 2012 and is 74 percent leased.

•

The Continental Building a 203-unit adaptive-reuse, apartment community in downtown Dallas at the company’s Mercantile Place on Main development. Completion is expected in the first quarter of 2013, and will bring the company’s total number of apartment units in downtown Dallas to more than 700.

Outlook

“We continue to be encouraged by the strong performance of our rental properties portfolio and by real estate fundamentals in our core products and core markets,” said LaRue. “We are confident in our ability to drive value creation, from within the mature portfolio, by stabilizing newly opened projects and by activating existing entitlement, particularly at our large, mixed-use projects in core markets. We also continue to make further improvement to our balance sheet a high priority.

“We remain mindful of external factors, including slow growth in the U.S., and global political and macroeconomic developments that could dampen the pace of further economic expansion. Despite this,

we are focused on executing our strategy and managing those factors that are within our control, and we are optimistic about our ability to deliver enhanced value for shareholders and other stakeholders.”

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.5 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package

Please refer to the Investor Relations section of the company’s website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three months ended April 30, 2012, with reconciliations of non-GAAP financial measures, such as FFO, EBDT, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO

The majority of the company’s peers in the publically traded real estate industry are Real Estate Investment Trusts (“REITs”) and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO provides supplemental information about the company’s operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure. The company believes its presentation of FFO provides important supplemental information to its investors for the same reasons why it presents EBDT, as more fully discussed below under EBDT.

FFO is defined by NAREIT as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). FFO is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled FFO/EBDT Reconciliation below and in the company’s Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

EBDT

The company uses Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), along with net earnings, to report its operating results. This non-GAAP measure is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs; iv) deferred income taxes; v) preferred payment classified as noncontrolling interest expense on the company’s Consolidated Statements of Operations; vi) impairment of real estate (net of tax); vii) extraordinary items (net of tax); viii) cumulative or retrospective effect of change in accounting principle (net of tax); and ix) revision of prior period financial statements.

EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled FFO/EBDT Reconciliation below and in the company’s Supplemental Package, which the company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred income taxes, which are the result of timing differences of certain income and net expense items which are to be realized in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, the strategic decision to reposition or divest portions of the company’s land business, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

FFO/EBDT Reconciliation	Three Months Ended April 30, 2012		Three Months Ended April 30, 2011
	FFO	EBDT	FFO	EBDT
	(in thousands)		(in thousands)
Net earnings attributable to Forest City Enterprises, Inc.	$22,752	$22,752	$46,343	$46,343
Depreciation and Amortization - Real Estate Groups	70,417	70,417	68,829	68,829
Impairment of depreciable rental properties	1,381	1,381	3,435	3,435
Gain on disposition of rental properties and partial interests in rental properties	(7,914)	(7,914)	(32,166)	(32,166)

Income tax expense (benefit) on non-operating earnings (loss) - current and deferred (1)
Gain on disposition of rental properties and partial interests in rental properties	3,052	3,052	12,467	12,467
Impairment of depreciable rental properties	(536)	(536)	(1,332)	(1,332)

Straight-line rent adjustments		(4,835)		(2,224)
Impairment of Land Group projects		–		1,400
Deferred taxes on impairment of Land Group projects (1)		–		(543)
Deferred income tax expense on operating earnings (1)		14,492		24,950
Amortization of mortgage procurement costs - Real Estate Groups		3,623		3,632
Preference payment		–		585
Allowance for projects under development revision		–		2,000

FFO/EBDT	$89,152	$102,432	$97,576	$127,376

(1) The following table provides detail of Income Tax Expense (Benefit):
	Three Months Ended April 30,
	2012	2011
Current taxes
Operating earnings	$(3,736)	$(12,671)
Gain on disposition of rental properties and partial interests in rental properties	4,865	30,304
Subtotal	1,129	17,633

Discontinued operations
Operating earnings	(169)	(623)
Gain on disposition of rental properties and partial interests in rental properties	680	1,201
Subtotal	511	578

Total Current taxes	1,640	18,211

Deferred taxes
Operating earnings	14,302	24,540
Gain on disposition of rental properties and partial interests in rental properties	(5,322)	(22,549)
Impairment of depreciable rental properties	(536)	(1,332)
Impairment of Land Group projects	–	(543)
Subtotal	8,444	116

Discontinued operations
Operating earnings	190	410
Gain on disposition of rental properties and partial interests in rental properties	2,829	3,511
Subtotal	3,019	3,921

Total Deferred taxes	11,463	4,037

Grand Total	$13,103	$22,248

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (GAAP) (in thousands)

	Three Months Ended April 30, 2012					Three Months Ended April 30, 2011
			Plus					Plus
	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata
	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)
Revenues from real estate operations	$296,652	$12,561	$101,564	$292	$385,947	$304,180	$12,498	$82,714	$9,252	$383,648
Exclude straight-line rent adjustment (1)	(5,624)	–	–	(3)	(5,627)	(3,099)	–	–	(336)	(3,435)
Adjusted revenues	291,028	12,561	101,564	289	380,320	301,081	12,498	82,714	8,916	380,213
Add interest and other income	10,679	466	210	–	10,423	15,507	(140)	117	–	15,764
Add equity in earnings (loss) of unconsolidated entities	3,773	30	(10,260)	–	(6,517)	19,994	48	(20,299)	–	(353)
Exclude gain on disposition of unconsolidated entities	–	–	–	–	–	(12,567)	–	12,567	–	–
Exclude depreciation and amortization of unconsolidated entities	19,998	–	(19,998)	–	–	14,308	–	(14,308)	–	–
Exclude interest expense of unconsolidated entities	26,332	–	(26,332)	–	–	23,107	–	(23,107)	–	–
Adjusted total income	351,810	13,057	45,184	289	384,226	361,430	12,406	37,684	8,916	395,624
Operating expenses	166,851	9,057	45,184	141	203,119	160,689	7,400	37,684	6,679	197,652
Add back non - Real Estate depreciation and amortization (b)	620	–	–	–	620	702	–	–	–	702
Exclude straight - line rent adjustment (2)	(792)	–	–	–	(792)	(1,211)	–	–	–	(1,211)
Exclude preference payment	–	–	–	–	–	(585)	–	–	–	(585)
Adjusted operating expenses	166,679	9,057	45,184	141	202,947	159,595	7,400	37,684	6,679	196,558
Net operating income	185,131	4,000	–	148	181,279	201,835	5,006	–	2,237	199,066
Interest expense	(58,516)	(2,724)	(26,332)	(97)	(82,221)	(66,181)	(3,832)	(23,107)	(1,236)	(86,692)
Loss on early extinguishment of debt	(719)	(188)	–	–	(531)	(296)	(4)	–	–	(292)
Equity in (earnings) loss of unconsolidated entities	(3,773)	(30)	10,260	–	6,517	(19,994)	(48)	20,299	–	353
Gain on disposition of unconsolidated entities	–	–	–	–	–	12,567	–	–	–	12,567
Depreciation and amortization of unconsolidated entities	(19,998)	–	19,998	–	–	(14,308)	–	14,308	–	–
Interest expense of unconsolidated entities	(26,332)	–	26,332	–	–	(23,107)	–	23,107	–	–
Net gain on disposition of rental properties and partial interests in rental properties	–	–	–	7,914	7,914	9,561	–	–	10,038	19,599
Impairment of consolidated real estate	(1,381)	–	–	–	(1,381)	(4,835)	–	–	–	(4,835)
Depreciation and amortization - Real Estate Groups (a)	(52,213)	(957)	(19,161)	–	(70,417)	(55,151)	(1,638)	(13,690)	(1,626)	(68,829)
Amortization of mortgage procurement costs - Real Estate Groups (c)	(2,869)	(83)	(837)	–	(3,623)	(2,882)	(130)	(618)	(262)	(3,632)
Straight-line rent adjustment (1) + (2)	4,832	–	–	3	4,835	1,888	–	–	336	2,224
Preference payment	–	–	–	–	–	(585)	–	–	–	(585)
Earnings (loss) before income taxes	24,162	18	10,260	7,968	42,372	38,512	(646)	20,299	9,487	68,944
Income tax expense	(9,573)	–	–	(3,530)	(13,103)	(17,749)	–	–	(4,499)	(22,248)
Equity in earnings (loss) of unconsolidated entities	3,773	30	(10,260)	–	(6,517)	19,994	48	(20,299)	–	(353)
Earnings (loss) from continuing operations	18,362	48	–	4,438	22,752	40,757	(598)	–	4,988	46,343
Discontinued operations, net of tax	5,411	973	–	(4,438)	–	6,716	1,728	–	(4,988)	–
Net earnings	23,773	1,021	–	–	22,752	47,473	1,130	–	–	46,343
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	(48)	(48)	–	–	–	598	598	–	–	–
Earnings from discontinued operations attributable to noncontrolling interests	(973)	(973)	–	–	–	(1,728)	(1,728)	–	–	–
Noncontrolling interests	(1,021)	(1,021)	–	–	–	(1,130)	(1,130)	–	–	–
Net earnings attributable to Forest City Enterprises, Inc.	$22,752	$–	$–	$–	$22,752	$46,343	$–	$–	$–	$46,343

Preferred dividends	(3,850)	–	–	–	(3,850)	(3,850)	–	–	–	(3,850)
Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$18,902	$–	$–	$–	$18,902	$42,493	$–	$–	$–	$42,493
(a) Depreciation and amortization - Real Estate Groups	$52,213	$957	$19,161	$–	$70,417	$55,151	$1,638	$13,690	$1,626	$68,829
(b) Depreciation and amortization - Non-Real Estate	620	–	–	–	620	702	–	–	–	702
Total depreciation and amortization	$52,833	$957	$19,161	$–	$71,037	$55,853	$1,638	$13,690	$1,626	$69,531
(c) Amortization of mortgage procurement costs - Real Estate Groups	$2,869	$83	$837	$–	$3,623	$2,882	$130	$618	$262	$3,632
(d) Amortization of mortgage procurement costs - Non-Real Estate	–	–	–	–	–	–	–	–	–	–
Total amortization of mortgage procurement costs	$2,869	$83	$837	$–	$3,623	$2,882	$130	$618	$262	$3,632

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended April 30, 2012				Three Months Ended April 30, 2011				% Change
	Full	Less	Plus	Pro-Rata	Full	Less	Plus	Pro-Rata	Full	Pro-Rata
	Consolidation	Noncontrolling	Discontinued	Consolidation	Consolidation	Noncontrolling	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Operations	(Non-GAAP)	(GAAP)	Interest	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)
Commercial Group
Retail
Comparable	$58,865	$1,773	$–	$57,092	$57,337	$1,920	$–	$55,417	2.7%	3.0%
Total	60,917	2,076	148	58,989	66,791	2,840	549	64,500

Office Buildings
Comparable	60,865	2,251	–	58,614	58,873	2,057	–	56,816	3.4%	3.2%
Total	65,185	2,408	–	62,777	61,998	2,026	2,134	62,106

Hotels	1,096	–	–	1,096	956	–	(446)	510

Land Sales (1)	36,484		–	36,484	42,585	(782)	–	43,367

Other (2)	(9,371)	(2,011)	–	(7,360)	719	(54)	–	773
Total Commercial Group
Comparable	119,730	4,024	–	115,706	116,210	3,977	–	112,233	3.0%	3.1%
Total	154,311	2,473	148	151,986	173,049	4,030	2,237	171,256

Residential Group
Apartments
Comparable	35,690	634	–	35,056	32,085	496	–	31,589	11.2%	11.0%
Total	38,963	807	–	38,156	31,585	444	–	31,141

Subsidized Senior Housing	4,400	39	–	4,361	3,961	97	–	3,864

Military Housing	7,542	195	–	7,347	5,968	–	–	5,968

Land Sales	–	–	–	–	158	16	–	142

Other (2)	(3,187)	143	–	(3,330)	98	143	–	(45)

Total Residential Group
Comparable	35,690	634	–	35,056	32,085	496	–	31,589	11.2%	11.0%
Total	47,718	1,184	–	46,534	41,770	700	–	41,070

Total Rental Properties
Comparable	155,420	4,658	–	150,762	148,295	4,473	–	143,822	4.8%	4.8%
Total	202,029	3,657	148	198,520	214,819	4,730	2,237	212,326

Land Development Group	3,075	343	–	2,732	2,251	276	–	1,975

The Nets	(6,958)	–	–	(6,958)	(304)	–	–	(304)

Corporate Activities	(13,015)	–	–	(13,015)	(14,931)	–	–	(14,931)

Grand Total	$185,131	$4,000	$148	$181,279	$201,835	$5,006	$2,237	$199,066

(1)	Includes $36,484 and $42,622 of NOI generated from the casino land sale at full and pro-rata consolidation for the three months ended April 30, 2012 and 2011, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs, non-capitalizable marketing/promotional costs associated with Barclays Center and unallocated management and service company overhead, net of tax credit income.